EXHIBIT (a)(1)(E)
CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

To Non-participating Option Holder:

This email confirms our receipt of your Notice of Withdrawal rejecting Multilink’s Offer to Exchange dated June 24, 2002, as amended and restated on July 19, 2002, and nullifying your previously submitted Election Form. Please note that the Notice of Withdrawal completely withdraws you from the Offer to Exchange and cannot be used to make changes to your previously submitted Election Form. If you would like to change your election with respect to particular options only, you should submit a new Election Form instead.

In addition, you may change your mind and re-accept the Offer by completing and delivering a new Election Form at any time prior to 12:00 Midnight, Eastern Time on August 30, 2002. Election forms can be found at http://intra/stockadministration and must be delivered to Stock Administration according to their instructions. Please do not respond to this email. You may email questions about the Offer to Exchange to investors@mltc.com or call (732) 537-3771.

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